UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 11, 2022

UNIVERSAL TECHNICAL INSTITUTE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31923	86-0226984
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4225 E. Windrose Drive, Suite 200, Phoenix, Arizona	85032
(Address of principal executive offices)	(Zip Code)

(623) 445-9500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Common Stock, par value $0.0001 per share	UTI	New York Stock Exchange
(Title of each class)	(Trading symbol)	(Name of each exchange on which registered)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

☐ Emerging growth company

☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01. Entry into a Material Definitive Agreement.

As previously reported, on February 4, 2022, Universal Technical Institute, Inc., a Delaware corporation (the “Company”), together with its subsidiary, Universal Technical Institute Ventures, LLC, a Delaware limited liability company (“UTI Ventures”), acquired an indirect 34.2133% interest in 2611 Corporate West Drive Venture LLC, a Delaware limited liability company (the “Target”) and the owner of the Company’s campus located in Lisle, Illinois (the “Lisle Campus”). Upon the closing of this acquisition on February 8, 2022, and after giving effect to its previously existing 27.972% ownership interest in the Target, UTI Ventures held a 62.1853% ownership interest in the Target.

On February 11, 2022, the Company, together with UTI Ventures, entered into a definitive Purchase and Sale Contract (the “Purchase Agreement”) with iStar Net Lease Member I LLC, a Delaware limited liability company (“Seller”), pursuant to which UTI Ventures agreed to purchase from Seller (the “Acquisition”) the remaining 37.8147% interest in the Target. The parties closed the Acquisition on February 14, 2022. As a result of the Acquisition, and after giving effect to UTI Ventures’ previously existing 62.1853% ownership interest in the Target, the Target became a wholly owned subsidiary of UTI Ventures. The Acquisition will not result in any changes to the Company’s operations at the Lisle Campus.

The purchase price paid for the Acquisition, after giving effect to certain adjustments, prorations, and credits, was $14.9 million. The Company paid the purchase price with cash on hand. The Purchase Agreement contains customary representations, warranties, and indemnities by the parties.

Target is a party to a Loan Agreement, dated October 13, 2017 (the “Existing Loan Agreement”), with Western Alliance Bank, an Arizona corporation (“Lender”), which is secured by a mortgage on the Lisle Campus. Concurrent with and in connection with the Acquisition, and pursuant to the terms of a Modification Agreement (the “Modification Agreement”), effective as of February 14, 2022, by and between Target and Lender, Lender consented to UTI Ventures’ acquisition of all of the ownership interests in the Target and the Company executed a Repayment Guaranty for the benefit of Lender (the “Repayment Guaranty”), pursuant to which it guaranteed the payment obligations of the Target under the Existing Loan Agreement.

The Target is subject to certain customary affirmative and negative covenants in connection with the Existing Loan Agreement, including, without limitation, certain reporting obligations and a debt service coverage ratio covenant. Events of default under the Existing Loan Agreement include, among others, the failure to make payments when due, breach of covenants, and breach of representations or warranties.

The foregoing descriptions of the Acquisition and Existing Loan Agreement do not purport to be complete and are qualified in their entirety by references to the Purchase Agreement, Modification Agreement, and Repayment Guaranty, copies of which, if required, will be timely filed as exhibits to an upcoming periodic report in accordance with applicable rules and regulations of the Securities and Exchange Commission.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 7.01. Regulation FD Disclosure.

On February 16, 2022, UTI issued a press release announcing the Acquisition. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01. Consolidated Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release, dated February 16, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 16, 2022	Universal Technical Institute, Inc.

	By:	/s/ Christopher Kevane
Name: Christopher Kevane
Title: Senior Vice President and Chief Legal Officer

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